Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

NaaS Technology Inc

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Shares, par value US$0.000001 per share	(1)	Other	5,617,072,247	$0.0010	$5,617,072.25	0.0001381	$775.72

Total Offering Amounts:						$5,617,072.25		775.72
Total Fee Offsets:								0.00
Net Fee Due:								$775.72

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Offering Note(s)

(1)	These shares may be represented by the Registrant’s American depositary shares, or ADSs, each representing 3,200 Class A ordinary shares of the Registrant. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (File No. 333-220873, File No. 333-225443 and File No. 333-271683).

The amount registered represents Class A ordinary shares issuable upon vesting or exercise of awards granted under the Fifth Amended and Restated New 2022 Share Incentive Plan (the “Plan”), as well as the Class A ordinary shares reserved for future awards under the Plan by the end of 2031, including Class A ordinary shares that will be added to the award pool at the beginning of each year from 2027 through 2031 pursuant to an “evergreen” provision in the Plan, that were not previously registered under the registration statements on Form S-8 (File No. 333-281781, File No. 333-267654 and File No. 276278), filed with the Securities and Exchange Commission on August 26, 2024, September 29, 2022 and December 26, 2023, respectively. Pursuant to such evergreen provision, the number of Class A ordinary shares that are available for grants under the Plan will be automatically increased by an amount equal to 1% of the then total number of shares of the Registrant issued and outstanding on an as-converted and fully-diluted basis on the last day of the immediately preceding fiscal year, unless otherwise decided by the Registrant’s board of directors.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan. Any Class A ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the Plan. To the extent that the actual number of shares that may be offered pursuant to the Plan exceeds the number of shares registered on this registration statement, the Registrant will file a new registration statement to register the additional shares.

The proposed maximum offering price per unit, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$2.05005 per ADS, the average of the high (US$3.19) and low (US$2.7101) prices for the Registrant’s ADSs as quoted on the Nasdaq Capital Market on June 4, 2026 and adjusted for the 3,200:1 share-to-ADS ratio.